Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Steel Newco Inc. on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Pinnacle Financial Partners, Inc. and Synovus Financial Corp., which is part of the Registration Statement, of our written opinion, dated July 24, 2025, appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Risk Factors”, “The Merger — Background of the Merger”, “ The Merger — Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors”, “Opinion of Synovus’ Financial Advisor”, and “Certain Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ MORGAN STANLEY & CO. LLC
MORGAN STANLEY & CO. LLC

August 26, 2025